CASH LOAN RIDER

This rider is made a part of the contract to which it is attached. The date of issue of the rider is the date the rider is attached to the contract.

You may request a loan by Written Request as stated below:

     1.   the loan must be requested before the Maturity Date; and

     2. the loan will be made without the consent of any Beneficiary or other party unless irrevocably named, or unless such consent is required by law; and

     3.   the loan cannot exceed the maximum loan amount as stated below.

We may defer granting a loan for the period permitted by law but not for more than six months. We will not grant an additional loan until the first loan has been repaid in full. The minimum and maximum loan amounts are stated below.

A loan may only be taken from the Fixed Account. A transfer of Contract Value from the Sub-Accounts to the Fixed Account must be made by Written Request prior to Our granting the loan. The amount transferred to the Fixed Account will be taken on a pro rata basis from each of the Sub-Accounts which have Contract Value, unless We are instructed otherwise. An express condition of Us lending the loan amount is that You will grant Us a security interest in the Contract Value of the Fixed Account equal to the loan amount.

MINIMUM AND MAXIMUM AMOUNTS

MINIMUM LOAN AMOUNT:     [$1,000]

MAXIMUM LOAN AMOUNT:     80% of the Contract Value for contracts with balances
                         up to $12,500;

                         $10,000 for contracts with balances between $12,500 and $20,000;

                         For contracts with balances over $20,000, the lesser of $50,000 reduced by the highest total amount of loans outstanding during the prior 12 month period or 50% of the Contract Value.

LOAN INTEREST RATE:      The maximum loan interest rate is 8% per year. Loan
                         interest is payable to Us in advance on a quarterly basis, unless We allow otherwise. The loan interest rate in effect upon loan origination will remain constant throughout the term of the loan.

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                     EFFECT OF A LOAN ON THE CONTRACT VALUE
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While a loan remains outstanding, the Contract Value that is equal to the loan amount will be credited with interest of not less than 3% per year. We will notify You of the initial rate that will be credited when the loan is granted. We reserve the right to change the interest rate in the future, but it will never be less than 3% per year.

The Contract Value may be reduced as stated in the Loan Principal and Interest Repayments section of this rider.

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    EFFECT OF A LOAN ON TRANSFERS FROM THE FIXED ACCOUNT TO THE SUB-ACCOUNTS
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While a loan remains outstanding, the Cash Surrender Value of the Fixed Account is the maximum amount that may be transferred from the Fixed Account to any of the Sub-Accounts, subject to any transfer restrictions of the contract.

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                     LOAN PRINCIPAL AND INTEREST REPAYMENTS
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Loan repayment is set forth in the loan agreement. Once a loan is established, the repayment period may not be changed. The loan may be repaid in full at any time without penalty. We may send You periodic payment reminders for the loan principal and interest amount due.

If the entire payment due is not paid by the due date, one of the following events will occur:

     1. If there is Contract Value that is not restricted and is sufficient to pay the entire payment due or a portion of the payment amount due, We will surrender the amount due from the unrestricted Contract Value. Contract Value that is not restricted consists of any amount that is:

               a)   not restricted according to the Internal Revenue Code; and

               b)   attributable to Purchase Payments made by You.

          When the payment due is surrendered from the Contract Value, the Contract Value will also be reduced by:

               a) any amounts deducted on surrender, if applicable, which are shown on the Contract Specifications page; plus

               b)   any applicable Premium Tax not previously deducted; plus

               c) any applicable Federal or State Income Tax due in accordance with federal and state tax regulations in effect on the date of the surrender.

     2. When the entire payment due cannot be paid as described in item 1 above, We will send You a notice reminding You that the amount has not been paid. If that payment due is not paid within 60 days of the date of Our notice, the outstanding loan plus any accrued interest will be considered a loan in default. Interest will continue to be charged and credited to the loan in default while the loan is outstanding. We will not send you any more periodic payment reminders. Repayment of the outstanding loan principal and/or accrued interest will be allowed at any time.

          When an event occurs that is recognized under federal tax law or regulations as one which allows the Contract Value to be distributed, the Contract Value will be reduced by:

               a) the amount of the outstanding loan plus any accrued interest; plus

               b) the amounts deducted on surrender, if applicable, which are shown on the Contract Specifications page; plus

               c)   any applicable Premium Tax not previously deducted; plus

               d) any applicable Federal or State Income Tax due in accordance with federal and state tax regulations in effect on the date of the surrender;

          and the loan will be considered as no longer outstanding.

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                EFFECT ON DEATH BENEFIT ENDORSEMENT FORM TL-12794
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If endorsement form, TL-12794 is attached to your contract, the following sentence is deleted:

     "The maximum guaranteed death benefit payable equals 200% of the total of the purchase payments minus surrenders, minus applicable premium taxes."

and is replaced with the following:

     "The maximum guaranteed death benefit payable equals 200% of the total of the purchase payments minus surrenders, minus any outstanding loan amounts, minus applicable premium taxes."



                              /s/ George C. Kokules

                                    PRESIDENT